Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan, Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan, and Stand Alone Restricted Stock Unit Inducement Awards of our reports dated February 17, 2025, with respect to the consolidated financial statements of Arthur J. Gallagher & Co. and the effectiveness of internal control over financial reporting of Arthur J. Gallagher & Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

February 18, 2025